FORM 3	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* Kendall, Jerry T.	2. Date of Event Requiring Statement Month/Day/Year 04/17/2003	4. Issuer Name and Ticker or Trading Symbol Technology Research Corporation (TRCI)
(Last) (First) (Middle) 5250-140th Avenue North	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
     Director

           10%
      Owner X  Officer (give title
      below)
           Other (specify
      below)      President; Chief Operating
Officer
    6. If
      Amendment, Date of
Original (Month/Day/Year)

       (Street)
Clearwater, FL 33760
    7.
      Individual or Joint/Group Filing (Check Applicable Line)
       X  Form filed by One Reporting
      Person      Form filed by More
than One Reporting Person

(City) (State) (Zip)

       Table
I - Non-Derivative Securities Beneficially Owned

       1. Title of
Security (Instr. 4)

       2. Amount of
Securities Beneficially Owned (Instr. 4)

       3. Ownership
Form: Direct (D) or Indirect (I) (Instr. 5)

       4. Nature of Indirect
Beneficial Ownership (Instr. 5)

0

       Table II
      -
      Derivative Securities Beneficially Owned(e.g., puts, calls, warrants, options, convertible securities)

       1. Title of
Derivative Security (Instr. 4)

       2. Date
Exercisable and Expiration Date (Month/Day/Year)

       3. Title and Amount
of Securities Underlying Derivative Security (Instr. 4)

       4. Conversion
or Exercise Price of Derivative Security

       5. Ownership
      Form of  Derivative Securities: Direct (D) or Indirect
(I) (Instr. 5)

       6. Nature of
Indirect Beneficial Ownership (Instr. 5)

       Date
Exercisable

Expiration Date

Title

Amount or Number of Shares

0

      Reminder:  Report on a separate line for each class of securities beneficially owned directly of indirectly.
Explanation of Responses:

      Scott J. Loucks
                 **Signature of
Reporting Person
    April 17,
2003 Date

    Attorney-in-fact.
      Duly authorized under special Power of Attorney
      appointing Scott J. Loucks attorney-in-fact, dated
      April 16, 2003, by and on behalf of Jerry T. Kendall

Reminder:
    Report on a separate line
      for each class of securities beneficially owned directly or indirectly.

*
    If the form is filed by
      more than one reporting person, see Instruction
5(b)(v).

**
    Intentional misstatements
      or omissions of facts constitute Federal Criminal Violations. See
18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:
    File three copies of this
      Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.